Exhibit 99.1

GrowGeneration Completes Acquisition of The GrowBiz

Acquisition Brings Total Number of GrowGen Locations to 36

Denver, CO, November 17, 2020 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced it has completed its acquisition of The GrowBiz, the nation’s third-largest chain of hydroponic garden centers, with five stores across California and Oregon. The acquisition brings the total number of GrowGen hydroponic garden centers to 36, with new locations in Rocklin, Cotati, Santa Cruz and San Luis Obispo, California, and Portland, Oregon.

Founded in 2010 by Ross and Ryan Haley, The GrowBiz brings annual revenues approaching $50M and a team of experienced executives and growing professionals to GrowGen’s portfolio of nearly 400 employees. Additionally, Ross Haley, the former CEO of Hawthorne Gardening Company, a division of Scotts Miracle-Gro, and General Hydroponics, joins Bob Nardelli, former CEO of Home Depot, as a senior strategic advisor to the Company.

“California continues to be a critical market for GrowGen, accounting for 20 percent of the nation’s legal cannabis sales. The GrowBiz locations are complementary to our current footprint, bringing our total number of GrowGen stores in California to ten and Oregon to two,” said Darren Lampert, GrowGen’s co-founder and CEO. “Given the country’s changing political landscape and growing support for marijuana legalization – as evidenced by all five states with marijuana ballot measures passing them earlier this month – we expect to see more counties in California and Oregon permitting more cultivation in 2021 and beyond.”

The GrowBiz acquisition marks the Company’s sixth acquisition this year and comes on the heels of record earnings. Just last week, the Company announced third-quarter revenues of $55.0 million and adjusted EBITDA of $6.6 million – marking the eleventh consecutive quarter of record revenues and EBITDA for the Company. Accordingly, the Company increased its 2020 revenue guidance to $185 million-$190 million, and adjusted EBITDA to $19.0 million-$20.0 million. It also updated revenue and adjusted EBITDA guidance for 2021 to $280 million-$300 million, and $34 million-$36 million, respectively.

Added Lampert, “Our success is directly correlated to the growth of the cannabis industry, which is experiencing substantial growth. Our goal is to have GrowGen gardening centers in a minimum of 15 states next year – up from 11 this year – through a combination of acquisitions and new store build-outs.”

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 36 stores, which include 5 locations in Colorado, 10 locations in California, 2 locations in Nevada, 1 location in Arizona, 1 location in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 2 locations in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Press Contact:

Sara Geisner

Trailblaze

sara@trailblaze.co

Investor Contact:

John Evans

GrowGeneration

john.evans@growgeneration.com

Connect:

● Website: www.GrowGeneration.com

● Instagram: growgen

● Facebook: GrowGenerationCorp

● Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.

610-216-0057

michael@growgeneration.com

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